Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helios and Matheson Analytics Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-222685, 333-222015, 333-220488, 333-216569, 333-215313, 333-213775 and 333-212550) and on Form S-8 (No. 333-195842) of Helios and Matheson Analytics Inc. of our report dated April 16, 2018, with respect to the consolidated financial statements of Helios and Matheson Analytics Inc., appearing in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. for the year ended December 31, 2017.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

April 16, 2018